Exhibit 23.5
CONSENT OF GEMINI PARTNERS, INC.
We hereby consent to the reference to our firm in this Registration Statement on Form S-4 of Gasco Energy, Inc. and to the incorporation therein of the fairness opinion issued by Gemini Partners, Inc. to Brek Energy Corp. for the purpose of providing an opinion as to whether a proposed merger with Gasco Energy, Inc. is fair, from a financial point of view, to the holders of Brek common stock.
Gemini Partners, Inc.
/s/ Jim Dykstra

Jim Dykstra
Principal
October 31, 2007